EXHIBIT 10.1
                                  Press Release

ActiveCore Technologies Closes DisclosurePlus Acquisition

TORONTO, Feb. 24, 2005 (PRIMEZONE) -- ActiveCore Technologies Inc. (OTCBB:TALL), announced today that it has completed the acquisition of DisclosurePlus Inc., which provides publicly traded corporations with the foundation and tools to enhance the scope of corporate disclosure in-line with a standardized regulatory compliant web-based solution. Recent recognition of the DisclosurePlus technology came in late 2004 when RIOCAN, Canada's largest Real Estate Investment Trust (REIT), won the Ontario Chamber of Commerce corporate governance award by using the DisclosurePlus product.

Peter Hamilton, President & CEO of ActiveCore stated, "We are happy to conclude this transaction as it contributes significantly to our revenue and growth initiatives for 2005."

Under the terms of the Agreement, ActiveCore will issue 12 million common shares [pre-reverse split] at US$0.021 and $100,000 CDN for 100% of the shares and the intellectual property of DisclosurePlus Inc. This acquisition is expected to add US$2,000,000 in recurring revenue and generate approximately $400,000 in EBITDA in fiscal 2005.

This press release is available on the company's official online investor relations site for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com and view the "ActiveCore" Investor Relations Hub. Alternatively, investors can e-mail AGORA Investor Relations directly at TALL@Agoracom.com.

About DisclosurePlus, Inc. (www.DisclosurePlus.com )

DisclosurePlus, Inc. is a subsidiary of ActiveCore Technologies Inc., specializing in the development of software and intellectual property which addresses the need of public companies to implement best practice disclosure as required by the various regulatory agencies.

About ActiveCore Technologies, Inc. (www.ActiveCore.com )

ActiveCore Technologies, Inc., formerly IVP Technology Corporation, operates a group of subsidiaries and divisions in the U.S., U.K. and Canada that offer a Smart Enterprise Suite of products and services. We integrate, enable, and extend functions performed by current and legacy IT systems and facilitate mass corporate messaging through our ActiveCast product set. Our products encompass web portals, enterprise middleware, mobile data access, data management and system migration applications. ActiveCore operates under the trade names of MDI Solutions, C Comm Communications Inc. and Twincentric Limited. ActiveCore services clients in healthcare, financial services, government and manufacturing worldwide.

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IR CONTACT
AGORA Investor Relations
TALL@agoracom.com  http://www.agoracom.com
(Select "ACTIVECORE" Forum)

Statements contained in this news release regarding ActiveCore Technologies, Inc. formerly IVP Technology and planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond ActiveCore's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in ActiveCore's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 4, 2005. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above